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Enzon Announces Discontinuation of PEG-SN38 Program in

Metastatic Colorectal Carcinoma in Light of Evolving Standards of Care

-- PEG-SN38 Clinical Programs Continue in Metastatic Breast Cancer, Other Solid Tumors--

PISCATAWAY, N.J. May 19, 2011---Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that, in light of evolving standards of care for the treatment of metastatic colorectal cancer (mCRC), the Company will discontinue its PEG-SN38 (EZN-2208) clinical program in this disease, following conclusion of its Phase II study. Enzon continues to enroll studies for the Company’s other PEG-SN38 programs, which include a soon-to-be fully enrolled Phase II study in metastatic breast cancer, a Phase I study in pediatric cancer, and a Phase I study in combination with Avastin® (bevacizumab injection) in solid tumors.

“While we may evaluate PEG-SN38 in earlier lines of colorectal cancer treatment in future clinical trials, at this time, resources associated with such trials are better directed toward areas of study with nearer-term commercial potential,” said Richard Mulligan, Ph.D., Vice-Chairman of Enzon’s Board of Directors. “We remain highly encouraged by the promising activity and safety of PEG-SN38 in a number of cancers, including metastatic breast cancer, and look forward to the rapid execution of studies in areas in which the full benefit of irinotecan cannot be realized due to toxicity.”

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms – Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in clinical development and multiple novel LNA targets in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates, the ability to obtain regulatory approval of Enzon’s product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of and demand for Enzon’s product candidates, and the impact of competitiive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in Enzon's filings with the U.S. Securities and Exchange Commission, including Enzon's most recent Annual Report on Form 10-K for the year ended December 31, 2010 . These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.